UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MMA CAPITAL HOLDINGS,  INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-11981 (Commission File Number)	52-1449733 (IRS Employer Identification No.)

3600 O’Donnell Street, Suite 600, Baltimore, Maryland 21224

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (443)  263-2900

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:  N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  None

EXPLANATORY NOTE

This amendment is being filed to update the description of common stock purchase rights (the “Rights”) of MMA Capital Holdings, Inc. (the “Company”), which were previously registered under the Securities Exchange Act of 1934, as amended, pursuant to the Company’s Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on May 5, 2015.

Item 1.Description of Registrant’s Securities to Be Registered.

On March 12, 2020, the Company entered into a Second Amendment to Tax Benefits Rights Agreement (the “Second Amendment”) which amends the Tax Benefit Rights Agreement dated as of May 5, 2015 (the “Rights Agreement”), between the Company and Broadridge Corporate Issuers Solutions, Inc., as rights agent, as amended by the First Amendment to Tax Benefits Rights Agreement dated January 1, 2019.

The Second Amendment extends the Final Expiration Date (as defined in the Rights Agreement) from May 5, 2020 to May 5, 2023.  For a complete description of the security, please refer to Exhibit 4.3 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Item 2.Exhibits.

Exhibit
Number	Description of Document

4.1

Tax Benefit Rights Agreement, dated as of May 5, 2015, between MMA Capital Holdings, Inc. (formerly known as MMA Capital Management, LLC) and Broadridge Corporate Issuer Solutions, Inc. as rights agent  (incorporated by reference to Form 8-A filed on May 5, 2015).

4.2

First Amendment to Tax Benefit Rights Agreement dated as of January 1, 2019 between MMA Capital Holdings, Inc. and Broadridge Corporate Issuer Solutions, Inc. as rights agent. (incorporated by reference to Appendix II of Company’s definitive proxy statement on Schedule 14A filed on September 28, 2018).

4.3	Second Amendment to Tax Benefit Rights Agreement dated as of March 12, 2020 between MMA Capital Holdings, Inc. and Broadridge Corporate Issuer Solutions, Inc. as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MMA Capital Holdings, Inc.

March 17, 2020	By:	/s/ Michael L. Falcone
Name: Michael L. Falcone
Title: Chief Executive Officer and President